UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Transocean Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT

FOR ANNUAL GENERAL MEETING OF TRANSOCEAN LTD.

MAY 13, 2011

This Supplement to Proxy Statement is being furnished to the shareholders of Transocean Ltd. in connection with the solicitation of proxies by our Board of Directors for use in voting at our annual general meeting of shareholders.  The annual general meeting will be held on May 13, 2011 at 4:00 p.m., Swiss time, at the Lorzensaal Cham, Dorfplatz 3, CH-6330 Cham, Switzerland.

This Supplement to Proxy Statement supplements the Proxy Statement, dated April 1, 2011, previously made available to our shareholders in connection with the solicitation of proxies for use at the annual general meeting, as previously supplemented by the Supplement to Proxy Statement dated April 25, 2011.

We are issuing this Supplement to Proxy Statement to clarify certain information regarding our Agenda Item 7 (New Authorized Share Capital).  As stated in the Proxy Statement, Agenda Item 7 was not presented with the intent that it be utilized as a type of anti-takeover device. To strengthen this statement, the Company is committing that, if its shareholders approve Agenda Item 7, it will not make use of the authority pursuant to Article 5 para. 3(f) of our Articles of Association to withdraw or limit the preemptive rights of its shareholders without shareholder approval as an anti-takeover defense during the two-year period that the authorized share capital remains in effect.

Article 5 para. 3(f) of our Articles of Association provides that our Board of Directors is authorized to withdraw or limit the preemptive rights of our shareholders following a shareholder or group of shareholders acting in concert having acquired in excess of 15% of the share capital registered in the commercial register without having submitted a takeover proposal to shareholders that is recommended by the Board of Directors, or for purposes of the defense of an actual, threatened or potential unsolicited takeover bid, in relation to which the Board of Directors has, upon consultation with an independent financial adviser retained by the Board of Directors, not recommended to the shareholders acceptance on the basis that the Board of Directors has not found the takeover bid to be financially fair to the shareholders.

Recommendation

The Board of Directors recommends a vote “FOR” Agenda Item 7 (New Authorized Share Capital).

Important Information Regarding Voting

We urge you to return your proxy card by 4 p.m. Eastern Daylight Time (EDT), 10 p.m. Swiss time, on May 12, 2011 to ensure that your proxy card is timely submitted. Proxies granted to Transocean Ltd. will not be exercised by an executive officer or director of Transocean Ltd. at the annual general meeting.

If you have already returned your proxy card and wish to change your instructions, you may revoke your proxy card at any time prior to its exercise by:

•                                           giving written notice of the revocation to our Corporate Secretary at Transocean Ltd., Turmstrasse 30, CH-6300 Zug, Switzerland, with respect to proxies granted to Transocean Ltd., or to the independent representative at the address set forth above, with respect to proxies granted to the independent representative;

•                                           appearing at the meeting, notifying our Corporate Secretary, with respect to proxies granted to Transocean Ltd., or the independent representative, with respect to proxies granted to the independent representative, and voting in person; or

•                                           properly completing and executing a later-dated proxy and timely delivering it to our Corporate Secretary or the independent representative.

Your presence without voting at the meeting will not automatically revoke your proxy, and any revocation during the meeting will not affect votes previously taken.  If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee in revoking your previously granted proxy.

This Supplement does not provide all of the information that is important to your decisions in voting at the annual general meeting.  Additional information is contained in the Proxy Statement for our annual general meeting that was previously made available to our shareholders.

Except as described above, this Supplement does not modify, amend, supplement or otherwise affect any matter presented for consideration in the Proxy Statement.

May 3, 2011